March 16, 2023 U.S. Global Investors Funds

7900 Callaghan Road

San Antonio, TX 78229

Re: Fund Expense Caps

This is to confirm and acknowledge that, effective May 1, 2023, U.S. Global Investors, Inc. will continue to voluntarily limit, through April 30, 2024, total operating expenses of each of the U.S. Global Investors Funds listed below to not exceed the specified percentage of average net assets on an annualized basis.

The voluntary limits exclude any fund performance fee adjustments. The Adviser retains the right to revise or eliminate these voluntary limitations at any time, at its discretion, and without advance notification to the Board of Trustees of U.S. Global Investors Funds.

Fund	Percentage of Average Net Assets
China Region Fund	1.75%
Emerging Europe Fund	1.75%
Global Resources Fund	1.75%
Gold and Precious Metals Fund	1.75%
World Precious Minerals Fund	1.75%
U.S. Government Securities Ultra-Short Bond Fund	0.45%

Sincerely,

/s/ Frank E. Holmes
Frank E. Holmes	7900 Callaghan Road
Chief Executive Officer	San Antonio, Texas
U.S. Global Investors, Inc.	78229-2327
210.308.1234
1.800.US.FUNDS
www.usfunds.com